Exhibit 10.13

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BY AND AMONG

HERITAGE FINANCIAL CORPORATION,

HERITAGE BANK,

CENTRAL VALLEY BANK,

AND

BRIAN L. VANCE

THIS EMPLOYMENT AGREEMENT is made and entered into effective as of the 1st day of October 2006, by and between HERITAGE FINANCIAL CORPORATION, a Washington corporation (the “Company”), HERITAGE BANK, a Washington banking corporation (“Heritage Bank”), CENTRAL VALLEY BANK, a Washington banking corporation (“CV Bank”), and BRIAN L. VANCE (“Executive”).

RECITALS

1.	The Company is the parent corporation of Heritage Bank and Central Valley Bank. The Banks are first tier wholly owned subsidiaries of the Company.

2.	Executive is the President and Chief Executive Officer and a Board member of the Company and Heritage Bank and Vice Chairman of the Board of Directors and Chief Executive Officer of CV Bank (hereinafter, the Company, Heritage Bank, and CV Bank are collectively referred to as the “Employer”), and has developed an intimate and thorough knowledge of Employer’s business methods and operations.

3.	The retention of the Executive’s services for and on behalf of the Employer is of material importance to the preservation and enhancement of the value of the Employer’s business.

4.	This Agreement has been amended and restated to meet the requirements of Section 409A of the Internal Revenue Code of 1986.

In consideration of the mutual promises made in this Agreement, the parties agree as follows:

AGREEMENT

1.	EMPLOYMENT.

Employer hereby employs Executive and Executive hereby accepts employment with Employer on the terms and conditions set forth in this Agreement.

2.	TERM.

The original term of this Agreement will commence as of the date first above written and will continue until September 30, 2009, after which time this Agreement will automatically renew for additional terms of one year each. Subject to the terms and conditions set forth below, this Agreement may be terminated by either party by giving written notice to the other party at least one year prior to the expiration date of the original term or any renewal term.

3.	DUTIES.

3.1	Executive will be the President and Chief Executive Officer of the Company, Heritage Bank, and CV Bank and maintain such other positions with subsidiaries or affiliates as the respective Boards of Directors of the Company, Heritage Bank, and CV Bank (collectively, the “Board”) shall determine. In such capacities, Executive will render those executive management services and perform those tasks in connection with the affairs of the Employer which are normal and customary to the positions assigned and shall perform the essential functions and other responsibilities and maintain the level of education, skill, and experience as set forth on the Position Description in Exhibit “A” attached hereto and included herein by reference. Executive will be the person to whom all other officers of the Company and, as appropriate, subsidiaries or affiliates of Employer, shall report.

3.2	Executive will perform such other duties as may be appropriate to his office and as may be prescribed from time to time by the Board. Executive may delegate such duties as he sees fit to other junior officer(s) of the Employer.

3.3	Executive will devote his best efforts and all necessary time, attention, and effort to the business and affairs of the Employer and any affiliated companies as such business and affairs now exist or hereafter may be changed or supplemented, in order to properly discharge his responsibilities under this Agreement.

4.	SALARY, BONUS, AND OTHER COMPENSATION.

4.1	Base Salary.

4.1.1	During the term of this Agreement, Employer will pay to Executive an annual base salary of not less than $200,000 per year effective beginning on October 1, 2006. Payment of such salary will be made in accordance with Employer’s normal payroll practices applicable to senior executives and will be subject to required withholding for federal income tax and other purposes.

4.1.2	The Company will guarantee payment of any portion of Executive’s compensation that may be allocated to the Banks or any other subsidiary or affiliate of the Company.

4.1.3	If this Agreement terminates prior to the end of the original or any renewal term, then Employer will pay Executive such amount of Executive’s then-current annual base salary as is provided in Section 5.

4.2	Bonus. During the term of this Agreement, Executive will be eligible to participate in Employer’s Management Incentive Plan or any successor compensation plan for senior management of Employer as may be established by the Board or the Employer’s Compensation Committee, which plan shall include specific performance targets, as the same shall be determined and/or amended on an annual basis by the Board or Employer’s Compensation Committee.

4.3	Benefits. In addition to the base salary and bonus payable to Executive pursuant to this Section 4, Executive will be entitled to the following benefits, which shall not be less than those provided in benefit programs generally maintained for senior executives of the Employer:

4.3.1	Participation in health insurance, disability insurance, and other health and welfare benefit programs generally available to senior executives;

4.3.2	Participation in retirement plans, including defined contribution and 401(k) Plans and any supplements or additions to those plans;

4.3.3	Participation in stock bonus or stock option plans generally available to senior executives of the Employer;

4.3.4	Other employment benefits, as may be approved from time to time by Employer;

4.3.5	Memberships in clubs as deemed appropriate;

4.3.6	Reimbursement for Executive’s reasonable expenses incurred in promoting the business of Employer. Executive shall present from time to time itemized accounts of any such expenses, within limits of Employer policy and the rules and regulations of the Internal Revenue Service; and

4.3.7	An automobile furnished by the Bank under the same terms as an automobile is provided to Executive on the effective date of this Agreement.

5.	TERMINATION OF AGREEMENT.

5.1	Early Termination.

5.1.1	This Agreement may be terminated at any time by either the Company or Executive and shall terminate automatically upon Executive’s death or Disability (as defined in Section 8). No termination by the Company other than termination for Cause (as defined below) shall prejudice the Executive’s right to compensation or other benefits under this Agreement.

5.1.2	Except as provided in Section 6 with respect to a Change in Control, if Executive voluntarily terminates his employment effective before the end of the original or any renewal term without “Good Reason” as defined in Section 8, Executive will be entitled to such compensation and benefits as he would have the right to receive upon termination for Cause under subsection 5.1.4, and Executive’s unvested stock options, if any, shall terminate in the manner provided in such subsection.

5.1.3	A.	Except in the event of a Change in Control as provided in Section 6, if (i) Employer terminates this Agreement without Cause or (ii) Executive terminates this Agreement for Good Reason, and either termination is effective before the end of the original or any renewal term, Employer shall pay Executive, upon the effective date of such termination, all salary and benefits earned and all reimbursable expenses incurred through such termination date and, in addition, a severance benefit in an amount equal to the greater of one times the amount of his then-current base annual salary, or the amount of such salary which would otherwise have been paid to Executive during the then-remaining term of the Agreement. In such event, all forfeiture provisions regarding restricted stock awards or vesting requirements regarding options shall lapse or be considered completed as of the effective date of termination.
	B.	If the Executive is deemed to be a “Specified Employee,” as defined herein, then payment of his benefits under this Section 5.1.3 that is payable because Executive’s employment terminates as set forth in the preceding paragraph A, shall be delayed until six (6) months and one day after the date the benefit under Section 5.1.3 is payable, unless the Executive dies between such date and the payment date at which time all such benefits shall then commence.

5.1.4	If Employer terminates this Agreement for Cause effective before the end of the original or any renewal term, Employer shall pay Executive upon the effective date of such termination only such salary earned and expenses reimbursable hereunder incurred through such termination date. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, and in the case of termination for Cause before the effective date of a Change in Control, Executive’s unvested stock options, if any, shall terminate immediately.

5.1.5	In the event of termination of this Agreement by reason of Executive’s death or Disability, Employer shall pay Executive only such salary earned and expenses reimbursable hereunder incurred through the date of Executive’s death or the effective date of Executive’s Disability, and all forfeiture provisions regarding restricted stock awards or vesting requirements concerning options shall lapse or be considered completed, as applicable.

5.1.6	The Board, acting in good faith, shall make the final determination of whether Executive is suffering under any Disability, taking into account the requirements of Section 409A of the Internal Revenue Code and the definition of “Disability” as set forth in Section 8.3 herein and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by Executive and the Company Board at Employer’s expense. For purposes of this Agreement, the date of such determination shall constitute the effective date of such Disability.

5.2

Exercise of Stock Options. Executive’s rights to vested but unexercised stock options will continue for a period of one year after early termination (provided that the terms of any option grant agreement shall not be extended by this provision), except in the case of a termination for Cause pursuant to Section 5.1.4 or without Good Reason pursuant to Section 5.1.2. Notwithstanding the preceding sentence, no option shall be extended beyond the later of the end of the calendar year in which the option would have otherwise expired or 2  1/2 months after the date the option would otherwise expire.

6.	CHANGE IN CONTROL.

6.1	Benefits. The parties recognize that a “Change in Control,” as defined below, could be detrimental to Executive’s continued employment. Accordingly, in order to give further consideration to the Executive to enter into this Agreement, if there is a Change in Control and either (a) within 365 days following the effective date of such Change in Control Executive or Employer (or its successor) terminates Executive’s employment; or (b) at any time from and after 180 days prior to the public announcement by Employer or any other party of the transaction which will result in the Change in Control, Employer (or its successor) terminates Executive’s employment without Cause, then Executive, upon the date of termination of his employment, subject to the remaining provisions of this Section 6.1, shall be paid by Employer (or its successor) a severance benefit in an amount equal to the greater of two times the amount of his then-current base annual salary or the amount of such salary which would otherwise have been paid to Executive during the then-remaining term of this Agreement, and vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur. As a condition to receipt of the benefits described in this Section 6, upon request by the Company Board, Executive will not voluntarily terminate his employment with Employer until after the effective date of the Change in Control in order to assist the Bank and the Company in evaluating and effectuating the Change in Control.

If the Executive is deemed to be a “Specified Employee,” as defined herein, then payment of his benefit under this Section 6.1 shall be delayed until six (6) months and one day after the date the benefit under Section 6.1 is payable, unless the Executive dies between such date and the payment date at which time all such benefits shall then commence.

6.2	Reimbursement. In the event the provisions of this Section 6 result in imposition of a tax on Executive under the provisions of Internal Revenue Code Section 4999, Employer agrees to reimburse Executive for the same, exclusive of any tax imposed by reason of receipt of reimbursement under this Section 6.2.

7.	RESTRICTIVE COVENANT.

7.1	Noncompetition. Executive agrees that, except as otherwise set forth in this Agreement, he will not, during the term of this Agreement and for a period of two years after his termination, directly or indirectly, become interested in, as principal shareholder, director, or officer, any financial institution that competes with Employer or its successor or any of its affiliates within the State of Washington, provided that such covenant shall not apply in the event that Executive’s employment is terminated without Cause or for Good Reason. The provisions restricting competition by Executive may be waived by action of the Board. Executive recognizes and agrees that any breach of this covenant by Executive will cause immediate and irreparable injury to Employer, and Executive hereby authorizes recourse by Employer to injunction and/or specific performance, as well as to other legal or equitable remedies to which Employer may be entitled.

7.2	Noninterference. During the noncompetition period described in Section 7.1, Executive shall not solicit or attempt to solicit any other employee of Employer or its affiliates to leave the employ of those companies or in any way interfere with the relationship between Employer and any other employee of Employer.

7.3	Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties hereby authorize said court or administrative body to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce same. The covenants in this paragraph shall survive termination of this Agreement.

8.	DEFINITIONS.

8.1	Cause. “Cause” shall mean only (i) willful misfeasance or gross negligence in the performance of his duties, (ii) conduct demonstrably and significantly harmful to the Company (which would include willful violation of any final cease and desist order applicable to Employer or a financial institution subsidiary), or (iii) conviction of a felony.

8.2	Change in Control. For purposes of this Agreement, “Change in Control” shall mean a change in the ownership of the Company or Heritage Bank, a change in the effective control of the Company or Heritage Bank or a change in the ownership of a substantial portion of the assets of the Company or Heritage Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. For the purposes of this Section 8.2, a change in the ownership of the stock or assets of Central Valley Bank shall not be deemed to be a change in the ownership of a substantial portion of the assets of the Company or Heritage Bank.

8.3	Disability. “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

8.4	Good Reason. “Good Reason” shall mean (i) termination by Executive as a result of any material breach of this Agreement by Employer, (ii) termination by Executive or Employer following a Change in Control pursuant to Section 6.1, (iii) Any reduction of Executive’s salary or any reduction or elimination of any compensation or benefit plan, which reduction or elimination is not of general application to substantially all employees of the Employer or such employees of any successor entity or of any entity in control of the Employer, or (iv) the assignment to Executive of any authority or duties substantially inconsistent with Executive’s position.

8.5	Specified Employee. The term “Specified Employee” is a key employee (as defined in IRC Section 416(i) without regard to paragraph (5) thereof) of a corporation, any stock in which is publicly traded on an established securities market or otherwise, and as is further defined in Proposed Regulations 1.409A-1(i)(1) or any other regulation finally adopted with respect to IRC Section 416(i).

9.	MISCELLANEOUS.

9.1	This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer and his covenant not to compete with Employer, and is subject to modification or amendment only upon amendment in writing signed by both parties.

9.2	This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties. The provisions of Section 7.1 of this Agreement are intended to confer upon Employer and any of its subsidiaries and affiliates the benefits of Executive’s covenant not to compete.

9.3	If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

9.4	Notwithstanding any other provision in this Agreement, Employer shall make no payment of any severance benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (“FDIC”) as the same may be amended from time to time, and if such payment is so prohibited, Employer shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

9.5	This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Thurston County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

9.6	This Agreement replaces any and all previous employment and severance agreements including the Severance Agreement between Heritage Savings Bank and Brian L. Vance dated October 1, 1997 and the Employment Agreement among Heritage Financial Corporation, Heritage Bank, and Brian L. Vance dated June 1, 2001.

9.7	Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:	Heritage Bank
201 5th Avenue S.W.
Olympia, WA 98501
Attn: Donald V. Rhodes - Chairman

Executive:	Brian L. Vance
201 5th Avenue S.W.
Olympia, WA 98501

9.8	Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and Executive shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Internal Revenue Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

HERITAGE FINANCIAL CORPORATION		HERITAGE BANK

By:	/s/ Donald V. Rhodes	By:	/s/ Donald V. Rhodes
Printed Name:	Donald V. Rhodes	Printed Name:	Donald V. Rhodes
Title:	Chairman	Title:	Chairman

CENTRAL VALLEY BANK

By:	/s/ Donald V. Rhodes
Printed Name:	Donald V. Rhodes
Title:	Chairman

EXECUTIVE:
/s/ Brian L. Vance
Brian L. Vance

Exhibit “A”

Position Description

For Brian L. Vance

POSITION:	PRESIDENT AND CHIEF EXECUTIVE OFFICER
HERITAGE FINANCIAL CORPORATION
PRESIDENT AND CHIEF EXECUTIVE OFFICER
HERITAGE BANK
VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
CENTRAL VALLEY BANK

REPORTS TO:    BOARD OF DIRECTORS

FLSA STATUS: EXEMPT

Essential Functions:

1.	Provides an exceptional level of customer service and customer satisfaction; enhancing and supporting the mission and vision statements of Heritage Financial Corporation and its subsidiaries. Provides leadership and management to ensure that the mission and core values of the corporation are put into practice. Fosters a success oriented, accountable environment within the corporation.

2.	Serves as member of the Board of Directors of Heritage Financial Corporation, Heritage Bank, and Central Valley Bank.

3.	Coordinates the setting of the monthly agenda for Board meetings and the annual shareholder meetings with Heritage Financial Corporation Chairman and Heritage Bank CFO.

Performs duties as necessary to ensure continued safety and soundness of the corporation

4.	.

5.	Communicates directly to the Board of Directors advising them of key risk issues, financial performance and trends, market issues and trends, performance to Strategic Plan and all applicable information to keep the Board well advised in all aspects of the corporation.

6.	Develops and recommends to the Board for approval the strategic vision for the corporation and for the management and overall profitability of the corporation. Establishes short, medium, and long-term objectives and implement adequate operating plans to meet those objectives embedded in a viable business plan.

7.	Plans, leads, organizes, and controls corporate activities to minimize risk exposure, and to ensure that the corporation meets its long and short-term goals and objectives.

8.	Maintains awareness of the latest technology, banking matters, regulatory developments, and competitive environment to provide guidance and planning to the Board of Directors as well as officers and staff.

9.	Explores new markets for future locations, as well as seek strategic alliances/joint ventures to optimize and leverage the corporation’s position.

10.	Develops and recommends to the Board all capital management strategies, including stock and cash dividend policies to provide adequate capital levels to support the future growth of the corporation and shareholder expectations.

11.	Oversees the corporation’s lending procedures to meet Board’s expectations of asset quality for the corporation. Approves major credits up to $6,000,000 and recommends for Board approval loans above $6,000,000.

12.	Ensures that the corporation’s rules, policies, and procedures related to financial reporting, risk management, lending, operations, regulatory compliance, corporate governance, etc. are complied with.

13.	Oversees the development, communication, and implementation of effective growth strategies and processes consistent with the Strategic Plan.

14.	Oversees shareholder relations including representing Heritage Financial Corporation at corporate, investor, and industry meetings in order to educate and generate market interest in the corporation.

15.	Motivates and leads a high performance management team; attracts, recruits, and retains members of the executive team and lenders.

16.	Oversees the aggressive marketing of financial solutions with the goal of winning new clients and expanding existing relationships. Assists other officers with direct calls on large, influential clients and important prospective clients.

17.	Represents the corporation and provides leadership in key community activities including business, charitable, civic, and social organizations.

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18.	In the absence of the President of Central Valley Bank may temporarily act in his/her capacity until a permanent replacement is appointed.

Other Responsibilities:

1.	May be necessary to work long or extended hours.

2.	Must be able to travel within region and nationally to perform job duties and represent the corporation.

Education, Skills, and Experience:

1.	Ability to read, speak, and understand English well with effective written and oral business communication skills. Ability to make persuasive speeches and presentations on financial or complex topics to the Board and outside investors.

2.	Prefer college degree in Business, Finance, or related field or applicable experience.

3.	A strategic visionary with sound technical skills, analytical ability, good judgment, and strong customer and growth focus.

4.	Ten years finance/commercial banking experience at executive level with a demonstrated ability to lead a team and expand profitability.

5.	Must have in-depth knowledge of and experience in Pacific Northwest markets, preferably the Puget Sound and Central Washington regions.

6.	Desired personal characteristics include: professional sophistication, political awareness, creativity, energy, self-directed, and balanced ego.

7.	Maintain a record of business development and participation in community activities.

Name:	Date:

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